Exhibit 4.19

November 2008

UBS LIMITED

MERRILL LYNCH INTERNATIONAL

ENCUENTRO LIMITED

THE ROYAL BANK OF SCOTLAND GROUP PLC

SECOND SUBSCRIPTION AND TRANSFER
DEED
relating to
ENCUENTRO LIMITED

Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS

Execution version

THIS DEED is made on       November 2008

BETWEEN:

(1)	UBS LIMITED, a company incorporated under the laws of England and Wales with registered number 2035362, whose registered office is at 1 Finsbury Avenue, London EC2M 2PP (UBS);

(2)
MERRILL LYNCH INTERNATIONAL, a company incorporated under the laws of England and Wales with registered number 02312079, whose registered office is at Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ (Merrill Lynch and, together with UBS, the Joint Sponsors);

(3)	ENCUENTRO LIMITED, a company incorporated in Jersey with registered number 99953, whose registered office is at Whiteley Chambers, Don Street, St Helier, Jersey JE4 9WG (the Company); and

(4)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated under the laws of Scotland with registered number 45551, whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (RBSG).

WHEREAS:

(A)
As at the date of this Deed the Company has an authorised share capital of 200 Ordinary Shares, 500,000,000 “A” Preference Shares and 500,000,000 “B” Preference Shares, of which 100 Ordinary Shares will, at the time of Admission, be issued and held as to 89 per cent. by RBSG and as to 11 per cent. by the Subscriber.

(B)
The Commissioners of Her Majesty’s Treasury (HM Treasury) and RBSG, among others, have entered into a placing and open offer agreement effective as of 13 October 2008 (the Placing Agreement), pursuant to which, subject to the conditions stated therein, RBSG Ordinary Shares are to be placed at 65.5 pence per share with placees procured by the Joint Sponsors, subject to clawback by ordinary shareholders of RBSG pursuant to an open offer, and, to the extent not placed with such placees or acquired by such ordinary shareholders, are to be taken up by HM Treasury.

(C)
Pursuant to the terms of a subscription and transfer dated the date hereof (the First Subscription and Transfer Deed), the Subscriber has agreed to subscribe for 150,000,000 “A” Preference Shares, on the terms and subject to the conditions of that deed, and to transfer such “A” Preference Shares and the Ordinary Shares held by it to the Company.

1.           INTERPRETATION

1.1       In this Deed, the following expressions shall have the following meanings:

“A” Preference Shares means redeemable “A” preference shares of £0.01 each in the capital of the Company having the rights set out in the Articles of Association;

Articles of Association means the articles of association of the Company;

“B” Preference Shares means redeemable “B” preference shares of £0.01 each in the capital of the Company having the rights set out in the Articles of Association;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in London and Edinburgh;

Dealing Day means a day on which London Stock Exchange plc’s main market for listed securities is open for business;

Encumbrance means any mortgage, charge (whether legal or equitable and whether fixed or floating), security, lien, pledge, option, right to acquire, right of pre-emption, equity, assignment, hypothecation, title retention, claim, restriction or power of sale;

Final Subscription Date means the date on which the Final Subscription Time occurs;

Final Subscription Time means 8.00 a.m. on the date to be agreed between RBSG, the Joint Sponsors and Computershare Investor Services plc immediately after which the Subscriber shall subscribe for the Further Ordinary Shares and the Subscriber “B” Preference Shares, such date to be a Dealing Day after completion of the transfer by the Subscriber of the Subscriber “A” Preference Shares and Subscriber Ordinary Shares (in each case as defined in the First Subscription and Transfer Deed) to RBSG and in any event not to be later than two calendar months after the date of Admission;

First Subscription and Transfer Deed has the meaning given to it in Recital (C);

Ogier means Ogier, solicitors and advocates of Whiteley Chambers, Don Street, St Helier, Jersey JE4 9WG;

Option Agreement means the letter agreement entered into as a deed between the Joint Sponsors, the Company and RBSG on the date of this Deed regarding, among other things, the subscription by the Subscriber for Ordinary Shares;

Ordinary Shares means ordinary shares of £1.00 each in the capital of the Company;

Outstanding Subscription Amount means the amount standing to the credit of the Transaction Bank Account in cleared funds immediately prior to the Final Subscription Time;

RBSG Ordinary Shares means ordinary shares of 25 pence each in the capital of RBSG;

Receiving Agent Agreement means the deed of appointment and instruction appointing Computershare Investor Services plc as receiving agents and registrars to the Placing and Open Offer to be entered into on or about the date of this Deed, setting out, among other things, the arrangements governing the ownership and application of the funds standing to the credit of the Transaction Bank Account;

Subscriber means UBS or, if RBSG elects by written notice to the other parties to this Deed, such notice to be received at least 3 Business Days prior to Admission, and otherwise subject to clause 5.4, Merrill Lynch;

Subscriber Ordinary Shares has the meaning given to it in the First Subscription and Transfer Deed;

Tax or Taxation means all forms of taxation and statutory, governmental, state, provincial, local, governmental or municipal impositions, duties, contributions and levies in each case whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a person or otherwise and all penalties, charges, costs and interest relating thereto;

Transaction means the transactions and arrangements contemplated by the Transaction Documents;

Transaction Bank Account means the bank account referred to in clause 2.4 of the Placing Agreement, being the “Acceptance Account” as defined in the Receiving Agent Agreement;

Transaction Documents means this Deed, the First Subscription and Transfer Deed, the Placing Agreement, the Receiving Agent Agreement, the Option Agreement and all documents entered into pursuant to or in connection with such deeds and agreements; and

Warranties means the representations and warranties given by the Company and RBSG set out in Schedule 1.

Capitalised terms used in this Deed, unless otherwise defined herein, shall have the meaning given to them in the Placing Agreement.

1.2       In this Deed, unless the context otherwise requires:

(a)	references to “persons” shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)	the headings are inserted for convenience only and shall not affect the construction of this Deed;

(c)
any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any such amendment, consolidation or re-enactment after the date of this Deed would increase or extend the liability of any person hereunder;

(d)	references to “pounds”, “£” and “pence” are references to the currency of the United Kingdom;

(e)	any schedule to this Deed shall take effect as if set out in this Deed and references to this Deed shall be deemed to include its schedules; and

(f)
when construing any provision relating to VAT, any reference in this Deed to any person shall (where appropriate) be deemed, at any time when such person is a member of a group of companies for VAT purposes, to include a reference to the representative member of such group at such time.

2.        SUBSCRIPTION FOR FURTHER ORDINARY SHARES AND “B” PREFERENCE SHARES

2.1       Upon and subject to the terms and conditions of this Deed and in reliance on the Warranties contained herein:

(a)
the Subscriber agrees to subscribe and pay for, and the Company agrees to allot and issue to the Subscriber, 12 Ordinary Shares for a price of £1.00 per Ordinary Share, each credited as fully paid up (the Further Ordinary Shares), immediately after the Final Subscription Time; and

(b)
the Subscriber agrees to subscribe and pay for, and the Company agrees to allot and issue to the Subscriber, 2,000,000 “B” Preference Shares, each credited as fully paid up (the Subscriber “B” Preference Shares), immediately after the Final Subscription Time, in each case free from all Encumbrances and together with all rights attaching thereto and on the condition that immediately following such allotment and following payment of the Outstanding Subscription Amount to the Company (or as the Company directs) the Subscriber “B” Preference Shares are transferred by the Subscriber to RBSG as provided in clause 3.1.

2.2      The Subscriber shall, forthwith upon demand by the Company, pay the sum of £12.00 to the Company in consideration for, and following the allotment to the Subscriber by the Company of the Further Ordinary Shares.

2.3      In consideration of the agreement to allot, and following the allotment of, the Subscriber “B” Preference Shares, and subject to clause 2.4 below, the Subscriber hereby undertakes to procure the payment of the Outstanding Subscription Amount from the Transaction Bank Account to the Company (or as the Company directs) immediately before the transfer of the Subscriber “B” Preference Shares to RBSG pursuant to this Deed, and in any event by no later than 5.00 p.m. (or as otherwise agreed between the parties) on the Final Subscription Date (the Payment Undertaking). Each Subscriber “B” Preference Share so allotted shall be credited as fully paid against the Payment Undertaking.

2.4      The obligations of the Subscriber and the Company pursuant to clauses 2.1, 2.2and 2.3 of this Deed are conditional upon completion of the transfer by the Subscriber of the Subscriber “A” Preference Shares and Subscriber Ordinary Shares (in each case as defined in the First Subscription and Transfer Deed) to RBSG and the Final Subscription Time having passed. The Payment Undertaking shall become effective on allotment of the Further Ordinary Shares and the Subscriber “B” Preference Shares by the Company to the Subscriber.

2.5       For the avoidance of doubt, the Subscriber shall be under no obligation to subscribe for “B” Preference Shares in an amount in excess of the Outstanding Subscription Amount (without prejudice to the Payment Undertaking).

2.6       Following allotment as aforesaid, the Company shall procure that, within the jurisdiction of Jersey, the name of the Subscriber shall be entered in the register of members of the Company (itself held in Jersey) in respect of the Ordinary Shares and “B” Preference Shares allotted to it and prepare and deliver to the Subscriber (or as the Subscriber directs):

(a)	share certificate evidencing the number of Ordinary Shares and “B” Preference Shares allotted and issued to it; and

(b)
a copy of the minutes of the board meeting approving the allotment and the updated register of members (the name of the Subscriber having been entered into the register), certified as a true copy by the secretary or a director of the Company.

2.7         For the avoidance of doubt, nothing in this Deed shall confer or impose on any Placee (including HM Treasury) or any Qualifying Shareholder and right or obligation (conditional or otherwise) to subscribe for or acquire any Ordinary Shares, Subscriber “A” Preference Shares or Subscriber “B” Preference Shares.

3.           SALE

3.1         Subject to the Further Ordinary Shares and the Subscriber “B” Preference Shares having been allotted to the Subscriber in accordance with clause 2, the Subscriber shall, on the Final Subscription Date and immediately following such allotments and following payment of the Outstanding Subscription Amount to the Company (or as the Company directs), transfer to RBSG:

(a)	the Further Ordinary Shares allotted and issued to it pursuant to clause 2; and

(b)	the Subscriber “B” Preference Shares allotted and issued to it pursuant to clause 2,

in each case fully paid up.

3.2         The transfer of the Further Ordinary Shares and the Subscriber “B” Preference Shares pursuant to clause 3.1, together with the transfer of the Subscriber Ordinary Shares and the Subscriber “A” Preference Shares pursuant to the First Subscription and Transfer Deed, shall be the consideration for the allotment and issue by RBSG of the RBSG Ordinary Shares as set out in the Placing Agreement, provided that the value of the consideration allocated to the Subscriber Ordinary Shares and the Further Ordinary Shares shall respectively be £11.00 and £12.00, and the remainder of the consideration shall be allocated to the Subscriber “A” Preference Shares and the Subscriber “B” Preference Shares.

3.3          The obligation of the Subscriber to transfer Subscriber “B” Preference Shares and Further Ordinary Shares pursuant to clause 3.1 shall be satisfied by the execution of and the delivery to RBSG, or as it may direct, of duly executed stock transfer forms in favour of RBSG (the originals being kept in Jersey insofar as reasonably practicable) together with the share certificates in respect of the Subscriber “B” Preference Shares and Further Ordinary Shares transferred pursuant to clause 3.1.

3.4          The Company shall hold a board meeting in the United Kingdom at which it shall be resolved that the transfers relating to the Subscriber “B” Preference Shares and Further Ordinary Shares shall be approved for registration, subject to performance by the Subscriber of its obligations under clause 3.1, 3.2 and 3.3, and that RBSG be registered as the holder of the Subscriber “B” Preference Shares and Further Ordinary Shares in the Company’s register of members (itself held in Jersey).

3.5          The Subscriber, as security for its obligations hereunder, hereby appoints:

(a)	Ogier (and all partners and other authorised signatories of Ogier (in each case acting singly)); and

(b)	RBSG (and each of its directors, officers and authorised signatories (in each case acting singly))

as its attorney, in its name and on its behalf or otherwise, at such time and in such manner as the attorney thinks fit, to do and perform all such acts or things, and to execute, complete and deliver all such documents (including any stock transfer forms), as the attorney may, in its absolute discretion, consider necessary or desirable in connection with the transfer of all or any of the Further Ordinary Shares and all or any of the Subscriber “B” Preference Shares to RBSG in accordance with this Deed, provided always that such power of attorney shall not be exercisable until the Payment Undertaking has become effective in accordance with the terms of clause 2.4 hereof. Such appointment shall be irrevocable unless the rights and obligations of the Subscriber for the time being under this Deed are novated to a third party in accordance with the provisions of clause 5.2 or Merrill Lynch replaces UBS as the Subscriber pursuant to clause 5.4, in which case such appointment shall lapse and have no further effect. For the avoidance of doubt, the New Subscriber appointed pursuant to clause 5.2 or Merrill Lynch, if it replaces UBS as Subscriber pursuant to clause 5.4, shall be deemed to have appointed Ogier (and all partners and other authorised signatories of Ogier (in each case acting singly) and RBSG (and each of its directors, officers and authorised signatories (in each case acting singly) as its attorney in accordance with this clause. This power of attorney shall remain in full force and effect until the date occurring one year from the date hereof.

4.            REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1          The Company and RBSG jointly and severally represent and warrant on the date hereof to each of the Joint Sponsors in the terms of the Warranties set out in paragraphs 1, 3, and 4 of Schedule 1 (the Joint Warranties) and RBSG represents and warrants on the date hereof to each of the Joint Sponsors in the terms of the Warranties set out in paragraph 2 of Schedule 1 (the Issuer Warranties). The Company and RBSG further jointly and severally represent and warrant to each of the

Joint Sponsors that the Joint Warranties, and RBSG further represents and warrants to each of the Joint Sponsors that the Issuer Warranties, shall be true and accurate in all respects and not misleading on the Final Subscription Date in any respect as if they had been made or given on the Final Subscription Date (on the basis that references in the Warranties to any fact, matter or thing existing, occurring or having (or not having) occurred at or before the date of this Deed shall be construed as references to it having (or not having) so done at or before the Final Subscription Date).

4.2          Until the date upon which the Subscriber has transferred the Subscriber “B” Preference Shares and Further Ordinary Shares to RBSG pursuant to clause 3, the parties undertake to each other to procure (in so far as they are able) that no amendments will be made to the Articles of Association.

4.3          Until the date upon which the Subscriber no longer holds any interest in the Company’s share capital, the Company undertakes to each of the Joint Sponsors that it will not, and RBSG undertakes to each of the Joint Sponsors that it will procure (insofar as it is able) that the Company will not, undertake any activities other than those contemplated under this Deed, the First Subscription and Transfer Deed or the Option Agreement.

5.            ASSIGNMENT AND NOVATION

5.1          Subject to clauses 5.2 and 5.4, no party may assign or purport to assign:

(a)	this Deed;

(b)	all or any of its rights or obligations arising under or out of this Deed; or

(c)	the benefit of all or any of any other party’s obligations under this Deed.

5.2          Notwithstanding clause 5.1, the parties agree that they shall execute a deed of novation substantially in the terms of Schedule 2 to this Deed (the Deed of Novation) which shall operate so as to novate the rights and obligations of the Subscriber under this Deed to any third party nominated by RBSG (the New Subscriber), provided that the parties receive written notice from RBSG at least 3 Business Days prior to Admission requesting that the parties enter into such Deed of Novation and that a corresponding deed of novation is also to be entered into in connection with the First Subscription and Transfer Deed and the Option Agreement.

5.3          For the avoidance of doubt, if the rights and obligations of the Subscriber are novated to a third party in accordance with clause 5.2:

(a)
the Subscriber shall have no rights or obligations under the terms of this Deed after the execution of the Deed of Novation except in respect of rights and obligations accrued prior to such execution and not novated to the New Subscriber; and

(b)	the right of RBSG to elect that Merrill Lynch shall replace UBS as the Subscriber in accordance with the terms of this Deed shall terminate.

5.4          RBSG may only elect that Merrill Lynch shall replace UBS as the Subscriber if RBSG elects that Merrill Lynch shall also replace UBS as the Subscriber for the purposes of the First Subscription and Transfer Deed and the Option Agreement. If RBSG elects that Merrill Lynch shall replace UBS as the Subscriber in accordance with the terms of this Deed, such election shall take effect on receipt, or deemed receipt, of the notice of election by the last of the parties to receive, or be deemed to receive, such notice (the Effective Time). With immediate effect from the Effective Time, Merrill Lynch shall assume the rights and obligations of the Subscriber under this Deed and UBS shall have none of the rights or obligations expressed to be rights or obligations of the Subscriber pursuant to this Option Deed except in respect of rights and obligations accrued prior to the Effective Time and not assumed by Merrill Lynch. For the avoidance of doubt, the provisions of the immediately preceding sentence shall be without prejudice to any of UBS’s rights or obligations (including such as may have accrued to the Effective Time) pursuant to this Deed in its capacity as Joint Sponsor.

6.            OTHER

6.1          Clauses 4.4 to 4.13, 5 to 7 and 9 to 24 of the First Subscription and Transfer Deed shall apply, mutatis mutandis, as if: (i) references to the “First Subscription and Transfer Deed” were references to this Deed; (ii) references to the “Subscriber Ordinary Shares” were references to the “Further Ordinary Shares”; and (iii) references to the “Subscriber “A” Preference Shares” were references to the “Subscriber “B” Preference Shares”, and as modified by clause 1.2(g) of the First Subscription and Transfer Deed.

IN WITNESS whereof the parties have executed this Deed on the date and year first above written.

SIGNED and DELIVERED as a DEED by ENCUENTRO LIMITED acting by two Directors or a Director and the Secretary	)/s/ [illegible] )/s/ [illegible] ) )

SIGNED and DELIVERED as a DEED by THE ROYAL BANK OF SCOTLAND GROUP PLC acting by two Directors or a Director and the Secretary	)/s/ [illegible] )/s/ [illegible] ) ) )

SIGNED and DELIVERED as a DEED by UBS LIMITED acting by authorised signatories	)/s/ [illegible] )/s/ David Seal )Associate Director

SIGNED and DELIVERED as a DEED by MERRILL LYNCH INTERNATIONAL	)/s/ [illegible] ) )

Witnessed by: /s/ Deborah Yates

Name: Deborah Yates

Occupation:  AVP, Origination counsel

Address: 2 King Edward St, London EC1A 1HQ

SCHEDULE 1

WARRANTIES

1.            THE COMPANY’S CAPACITY

1.1          The Company is a private limited company incorporated under Jersey law and since incorporation:

(a)	it has been in continuous existence;

(b)
it has not traded or carried on any business or activity of any nature other than amending its memorandum and articles of association in contemplation and for the purposes of the steps contemplated by the Transaction Documents; and

(c)	it has not incurred any liabilities in excess of £100.

1.2          This Deed has been duly authorised, executed and delivered by, and constitutes a valid and legally binding agreement of, the Company, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

1.3          The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Deed:

(a)	have been duly authorised by all corporate or other action required under Jersey law;

(b)	do not and will not require any consent, approval, authorisation or order of, or filing with, any governmental or other agency or body or any court; and

(c)	will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under:

(i)	any statute, or any rule, regulation or order, judgement or decree of any government, governmental agency or body or any court applicable in respect of the Company or any of its property;

(ii)	any agreement or instrument or other obligation to which the Company is a party or by which the Company or any of its properties, undertakings, assets or revenues are bound; or

(iii)	the constitutional documents of the Company.

2.            RBSG’S CAPACITY

2.1          RBSG is a public limited company incorporated under the laws of Scotland and since incorporation has been in continuous existence.

2.2          This Deed has been duly authorised, executed and delivered by, and constitutes a valid and legally binding agreement of, RBSG, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

2.3          The execution and delivery by RBSG of, and the performance by RBSG of its obligations under, this Deed:

(a)	have been duly authorised by all corporate or other action required under Scottish law;

(b)	do not and will not require any consent, approval, authorisation or order of, or filing with, any governmental or other agency or body or any court; and

(c)	will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under:

(i)	any statute, or any rule, regulation or order, judgment or decree of any government, governmental agency or body or any court applicable in respect of RBSG or any of its property;

(ii)	any agreement or instrument or other obligation to which RBSG is a party or by which RBSG or any of its properties, undertakings, assets or revenues are bound; or

(iii)	the constitutional documents of RBSG.

3.           THE SHARES

3.1          Save for any Encumbrance created pursuant to this Deed, there will be no Encumbrance over or in relation to the Further Ordinary Shares or the Subscriber “B” Preference Shares at the time of their allotment and issue.

3.2          At the date of allotment of the Subscriber “B” Preference Shares, the directors of the Company shall have due authority to allot the Subscriber “B” Preference Shares and such shares shall be:

(a)	issued as freely transferable shares with the rights set out in the Articles of Association and ranking pari passu among themselves; and

(b)	duly authorised and validly issued and will be credited as fully paid up.

3.3          At the date of allotment of the Further Ordinary Shares, the directors of the Company shall have due authority to allot the Further Ordinary Shares and such shares when allotted and issued will have been duly and validly authorised and, upon allotment and issue as provided in this Deed, will be fully paid and free from any Encumbrances.

4.           TAXATION

4.1          The Company is and, during any period in which the Subscriber holds, or is contractually obliged to subscribe for, shares in the Company (and for the time immediately thereafter) will remain, resident in the United Kingdom and nowhere else for United Kingdom Taxation purposes.

4.2          RBSG has not caused or permitted any issue or transfer of shares or debentures in the Company which is unlawful for the purposes of section 765 of the Income and Corporation Taxes Act 1988.

4.3          No share register of the Company is located or kept in the United Kingdom.

SCHEDULE 2

DEED OF NOVATION

THIS DEED is made on [ ] 2008

BETWEEN:

(1)	UBS LIMITED, a company incorporated under the laws of England and Wales with registered number 2035362, whose registered office is at 1 Finsbury Avenue, London EC2M 2PP [(the Subscriber)] [(UBS)];

(2)
MERRILL LYNCH, a company incorporated under the laws of England and Wales with registered number 02312079, whose registered office is at Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ [(the Subscriber)] [(Merrill Lynch)];

(3)	ENCUENTRO LIMITED, a company incorporated in Jersey with registered number 99953, whose registered office is at Whiteley Chambers, Don Street, St Helier, Jersey JE4 9WG (the Company);

(4)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated under the laws of Scotland with registered number 45551, whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (RBSG); and

(5)	[ ], a company incorporated under the laws of [ ] with registered number [ ], whose registered office is at [ ] (the New Subscriber).

WHEREAS:

(A)          Pursuant to the Second Subscription and Transfer Deed, the Subscriber has agreed to subscribe for, and the Company has agreed to allot and issue to the Subscriber, the Further Ordinary Shares and Subscriber “B” Preference Shares, and Subscriber has agreed to transfer the Subscriber “B” Preference Shares and the Further Ordinary Shares to RBSG.

(B)          RBSG wishes the Subscriber to be released and discharged from the Second Subscription and Transfer Deed as from the date of this Deed (the Effective Date) and the New Subscriber has agreed to release and discharge the Subscriber from the Effective Date upon the terms of the New Subscriber’s undertaking to perform and discharge the Subscriber’s obligations, duties and liabilities under the Second Subscription and Transfer Deed and be bound by the terms of the Second Subscription and Transfer Deed in place of the Subscriber.

1.            INTERPRETATION

1.1          In this Deed, the following expressions shall have the following meanings:

Second Subscription and Transfer Deed means the deed entitled “Second Subscription and Transfer Deed” entered into on [ ] 2008 between, among others, the Subscriber, the Company and RBSG;

Capitalised terms used in this Deed, unless otherwise defined herein, shall have the meaning given to them in the Second Subscription and Transfer Deed.

1.2           In this Deed, unless the context otherwise requires:

(a)	references to “persons” shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)	the headings are inserted for convenience only and shall not affect the construction of this Deed; and

(c)
any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any such amendment, consolidation or re-enactment after the date of this Deed would increase or extend the liability of any Joint Sponsor hereunder (whether in its capacity as Subscriber or not).

2.            NOVATION

On the date of this Deed, and in consideration for the parties’ mutual obligations under this Deed:

2.1	the Subscriber novates to the New Subscriber its rights and benefits under the Second Subscription and Transfer Deed;

2.2
the New Subscriber assumes and shall be obliged and undertakes to perform and discharge the Subscriber’s obligations, duties and liabilities under the Second Subscription and Transfer Deed in place of the Subscriber to the extent falling to be performed and discharged after the date of this Deed;

2.3
the New Subscriber shall have all the rights and benefits, and shall bear all the obligations, duties and liabilities, of the Subscriber under the Second Subscription and Transfer Deed from the date of this Deed;

2.4
the Subscriber is released from all of its obligations, duties and liabilities under the Second Subscription and Transfer Deed to the extent falling to be performed and discharged after the date of this Deed (but without prejudice to any accrued rights); and

2.5	the Company, RBSG and [UBS] [Merrill Lynch] consent and agree:

(i)	to the terms of this Deed and the novation effected by it;

(ii)	to be bound by the Second Subscription and Transfer Deed in every way as if the New Subscriber were expressly named as the Subscriber under the Second Subscription and Transfer Deed; and

(iii)
to discharge the Subscriber from all claims, liabilities and demands by the Company, RBSG or [UBS] [Merrill Lynch] under the Second Subscription and Transfer Deed save to the extent these have accrued prior to the date of this Deed.

3.	NOTICE AND ACKNOWLEDGMENT

3.1	The Subscriber notifies each of the other parties of the novation referred to in clause 2.

3.2	Each of the other parties consents to the novation referred to in clause 2 and acknowledges receipt and sufficiency of the notification given by the Subscriber in clause 3.1.

4.           VARIATION

4.1
No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties. The expression “variation” shall include without limitation any supplement, deletion, novation or replacement howsoever effected.

4.2
Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this Deed which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Deed shall remain in full force and effect, except and only to the extent that they are so varied.

5.           FURTHER ASSURANCE

Each party agrees to perform all further acts and things, and execute and deliver such further documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Deed.

6.           ASSIGNMENTS AND TRANSFER

Other than in accordance with the provisions of clause 5 of the Second Subscription and Transfer Deed, no party may assign any of its rights or transfer any of its rights or obligations under this Deed.

7.           PARTIAL INVALIDITY

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of the remaining provisions in that jurisdiction or of that provision in any other jurisdiction.

8.           WAIVER OR VARIATION

No failure or delay by any Party in exercising any right or remedy relating to this Deed shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

9.           NOTICES

9.1	The provisions of clause 18 (Notices) of the Second Subscription and Transfer Deed shall apply to this Deed.

9.2	For the purpose of the Second Subscription and Transfer Deed, the New Subscriber’s address for notices shall be as follows:

For the attention of [name or position]

[address]

Facsimile number: [number]

10.      COUNTERPARTS

This Deed may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall be deemed an original, but all the counterparts shall together constitute one and the same agreement.

11.      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

12.      SERVICE OF PROCESS

The Company hereby irrevocably appoints Hackwood Secretaries Limited at the date hereof situated at One Silk Street, London EC2Y 8HQ (for the attention of the Company Secretary for the time being) or such other person as the Company may from time to time approve for the purpose of accepting service of process on its behalf in England in respect of any proceedings arising out of or in connection with this Deed. Such service shall be deemed completed on delivery to Hackwood Secretaries Limited whether or not it is forwarded to or received by the Company).

13.      GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in relation to this Deed are governed by and shall be construed in accordance with English law.

14.      JURISDICTION

The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed and each party irrevocably agrees to submit to the exclusive jurisdiction of the English courts for all purposes relating to this Deed.

IN WITNESS whereof the parties have executed this Deed on the date and year first above written.

SIGNED and DELIVERED as a DEED by ENCUENTRO LIMITED acting by two Directors and [a Director] and [the Secretary]	) ) ) )

SIGNED and DELIVERED as a DEED by THE ROYAL BANK OF SCOTLAND GROUP PLC acting by a Director and [a Director] [the Secretary]	) ) ) ) )

SIGNED and DELIVERED as a DEED by UBS LIMITED acting by authorised signatories	) ) )

SIGNED and DELIVERED as a DEED by MERRILL LYNCH INTERNATIONAL	) ) )

Witnessed by: ……………………………….

Name: ……………………………………….

Occupation:    ……………………………….

Address: ……………………………………..

SIGNED and DELIVERED as a DEED by [NEW SUBSCRIBER] acting by a Director and [a Director] [the Secretary]	) ) ) ) )